Exhibit 10.115
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
FOR JAMES P. PANEK
This Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into by and between James P. Panek (hereinafter “Executive”) and VaxGen, Inc. (hereinafter “VaxGen” or the “Company”), effective as of April 20, 2010 (the “Effective Date”). This Agreement supersedes in its entirety all prior employment agreements between Executive and VaxGen, whether signed or unsigned, including the Amended And Restated Executive Employment Agreement Dated February 1, 2009 (the “Prior Agreement”). In consideration of the mutual promises made herein, VaxGen and Executive agree as follows:
1. Employment By The Company; Board Position. VaxGen hereby agrees to continue to employ Executive in the position of President, and Executive hereby accepts continued employment with VaxGen in the position of President, upon the terms and conditions set forth in this Agreement. This Agreement will not effect Executive’s position as a Director on the Company’s Board of Directors (the “Board”).
2. Work Responsibilities and Work Schedule.
(a) Title and Responsibilities. Executive shall continue to perform the functions and responsibilities of President and Principle Financial Officer as may be provided for that position in the Company’s by-laws and articles of incorporation, customarily associated with that position, and as may be assigned from time to time by the Board. Executive will continue to report to the Board. Executive’s primary office location will be the Company’s corporate headquarters.
(b) Work Schedule. As of the Effective Date, Executive’s new work schedule shall be 80% of full-time (a regular work schedule of at least 32 hours a week). The parties anticipate that Executive will be able to perform the duties of President within the above specified time commitments. However, Executive understands that because his position is classified as exempt, on occasion he may be required to work additional hours as required by his job duties and Executive will not be eligible for additional compensation or overtime.
(c) Discretion to Modify. Executive’s position, title, job description, reporting relationship, office location, work schedule, duties and responsibilities may be modified from time to time in the sole discretion of VaxGen.
3. Compensation And Benefits.
(a) Base Salary. Effective as of the Effective Date, VaxGen will pay Executive a base salary at the annualized rate of two hundred and sixty thousand dollars ($260,000), retroactive to February 1, 2010, less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Such compensation is subject to review and potential change annually in the Board’s discretion.

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(b) Bonus Eligibility. The Company will pay Executive a one-time cash bonus equal to a maximum of 20% of Executive’s base salary ($52,000), less standard payroll deductions and withholdings, on a Change of Control (as defined below).
(i) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(1) Any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act Person”) becomes the owner, directly or indirectly, of securities of the Company representing more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(2) There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;
(3) The stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or
(4) There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries.
The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

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(c) Stock Option Grant. This Agreement does not alter or affect any stock option grants provided to Executive by the Company as of the Effective Date, except as specifically provided in Section 10(b)(iii) hereof. Executive acknowledges that there are no commitments on behalf of the Company to grant to Executive any additional stock options. The Board will consider, on an annual basis and at the Board’s sole discretion, whether to grant additional stock options to Executive.
(d) Benefits. Executive shall be entitled to participate in the Company’s employee benefit plans which may be in effect from time to time and provided by the Company to its senior officers generally, including paid holidays, leaves of absence, health insurance, dental insurance, life insurance, and other benefits, if any, in accordance with and subject to the eligibility requirements of such employee benefit plans and other applicable policies and procedures. Executive’s rights under such employee benefit plans, or the rights of Executive’s dependents, shall be governed solely by the terms of such plans and any applicable policies and procedures. As of the Effective Date, Executive shall accrue Paid Time Off (“PTO”) at a rate equal to 80% of the full-time rate that otherwise would apply if he was working a full-time schedule. The dollar value of the accrued PTO will be based on Executive’s previous full time annual base salary of $390,000.00 (or $187.50 per hour); for example, if Executive has 50 hours of accrued and unused PTO remaining upon termination of his employment, Executive will receive a payment of $9,375.00 (subject to payroll deductions and withholdings) for his accrued and unused PTO. The Company’s employee benefit plans, and policies and procedures related thereto, are subject to termination, modification or limitation at any time at the Company’s sole discretion.
(e) Business Expenses. VaxGen shall reimburse Executive for all reasonable business expenses, including expenses incurred for travel on VaxGen business, in accordance with the policies and procedures of VaxGen, as may be adopted or amended from time to time at VaxGen’s sole discretion. To be eligible for reimbursement, Executive must submit business expense reimbursement requests to VaxGen on a monthly basis, which includes supporting documentation (including receipts) reasonably satisfactory to VaxGen.
(f) Total Compensation. Executive agrees that the compensation stated above constitutes the full and exclusive monetary consideration and compensation for all services provided by Executive to the Company, and for all promises and obligations under this Agreement.
4. VaxGen Employment Policies. Executive’s employment relationship will be governed by the general employment policies and practices of the Company, and Executive agrees to abide by all such written policies, practices and procedures, as they may from time to time be adopted or modified by VaxGen at its sole discretion. Executive also agrees to review and abide by the policies in VaxGen’s Employee Handbook (as they may be modified by the Company from time to time) and to acknowledge in writing that Executive has read and will abide by the Employee Handbook.
5. Protection of Company Information. As a condition of his continued employment, Executive agrees to sign, contemporaneously with this Agreement, and to abide by the Employee’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit A. The Proprietary Information Agreement shall be deemed effective as of the commencement of Executive’s employment with the Company.

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6. Indemnity Agreement. This Agreement does not alter or affect the Indemnity Agreement previously entered into between Executive and the Company, a copy of which is attached hereto as Exhibit B.
7. Outside Activities.
(a) Non-Company Activities. Except for any outside activities consented to in writing by the Board, which consent will not be unreasonably withheld, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.
(b) No Adverse Interests. During Executive’s employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company’s interests, business or prospects, financial or otherwise, except as permitted by Section 7(c).
(c) Noncompetition. During the term of Executive’s employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, employee, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any person, corporation, firm, partnership or other entity whatsoever which competes directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that Executive may own, as a passive investor, securities of any competing public corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation and any ownership interest in a competitor is disclosed in writing to the Board.
8. Former Employment and Third Party Agreements. Executive represents and warrants that Executive’s past and continued employment by the Company has not conflicted and will not conflict with and will not be constrained by any prior employment or consulting agreement, noncompetition agreement, proprietary information agreement or other relationship with any third party. Executive further represents and warrants that Executive does not possess or control confidential information arising out of prior employment, consulting, or other third party relationships, which Executive will utilize in connection with Executive’s employment by the Company, except as expressly authorized by that third party. Executive further warrants that by entering into this Agreement with VaxGen, Executive is not violating any of the terms, agreements or covenants of any agreement with any third party, including but not limited to any previous employer, and that Executive is not under any contractual obligation that would restrict Executive’s activities on behalf of the Company.

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9. Noninterference.
While employed by the Company and for a period of one (1) year immediately following the termination of Executive’s employment, Executive agrees that Executive will not, without the express consent of the Board, or in the course and scope of performing Executive’s duties for the Company, interfere with the business of the Company by, either directly or indirectly:
(a) soliciting, recruiting, inducing, encouraging, or otherwise causing any employee of VaxGen to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other person or entity, or attempting to do so;
(b) disclosing to any person or entity the names or addresses of, or any information pertaining to, any current or former employees of VaxGen, to the extent such names, addresses or other information are confidential or private; or
(c) using Proprietary Information (as defined in the Proprietary Information Agreement) to call on, solicit or take away any clients or customers of VaxGen or any other persons, entities, or corporations with which VaxGen has had or contemplated any business transaction or relationship during Executive’s employment with VaxGen (such Proprietary Information to include, but not be limited to, investments, licenses, joint ventures, and agreements for development), or attempting to do so.
10. Termination Of Employment.
(a) At-Will Employment Relationship. Executive’s employment relationship is at-will. This means that Executive’s employment and/or this Agreement may be terminated with or without Cause (as defined in Section 10(d)(ii)), and with or without advance notice, at any time by either Executive or by VaxGen. Nothing in this document shall limit the right to terminate employment at will or to terminate this Agreement at any time. This at-will employment relationship can only be changed in a written agreement approved by the Board and signed by Executive and the Chairman of the Board.
(b) Severance Benefits Eligibility. In the event that Executive’s employment is terminated without Cause by the Company, or if Executive resigns for Good Reason pursuant to Section 10(c) hereof and such termination or resignation, as the case may be, is not due either to Executive’s death or disability and further constitutes a “separation from service” under Treasury Regulations Section 1.409A-1(h), Executive shall be eligible to receive the following as Executive’s sole severance benefits (collectively, the “Severance Benefits”): (i) a lump sum payment of $193,050, less standard withholdings and deductions, and payable, subject to the provisions of this Section 10, within ten (10) business days after the later of (x) the effective date of such separation from service, or (y) the date on which the Separation Date Release (as defined below) becomes effective (the “Severance Payment”) (such later date, the “Payment Date”); (ii) health insurance continuation coverage (pursuant to the federal COBRA law or applicable state law (collectively, “COBRA”)) at the Company’s expense (including the cost of coverage for Executive’s covered dependents, if any) for the shortest of (A) 12 months (the “Twelve-Month Period”), (B) until Executive is eligible for coverage under another employer’s health

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insurance plan, or (C) until Executive is no longer eligible for coverage under COBRA, provided that, if within the Twelve-Month Period Executive is no longer eligible for coverage under COBRA, and also is not eligible for coverage under another employer’s plan, the Company will reimburse Executive’s monthly premiums for individual health insurance coverage (including the cost of coverage for his dependents previously covered under COBRA, if any), up to a maximum reimbursement amount of $6,000 per month and subject to Executive timely submission of documentation of his monthly premium amounts, through the earlier of the end of the Twelve-Month Period or until Executive is eligible for coverage under another employer’s health insurance plan; (iii) all stock option grants or other equity awards then held by Executive shall be subject to accelerated vesting such that all unvested shares will become fully vested and exercisable effective as of the date of the separation from service (the “Accelerated Vesting”); and (iv) payment of all accrued salary and all accrued and unused vacation, as well as accrued benefits under any written ERISA-qualified benefit plan (e.g., 401(k) plan), or written insurance policy, to which Executive has a vested right as of the termination date. As a condition of and prior to the receipt of all or any of the Severance Payment or Accelerated Vesting, Executive shall provide the Company with an effective general release of all known and unknown claims in the form attached hereto as Exhibit C (the “Separation Date Release”) not later than 60 days after the termination date.
(c) Good Reason Resignation. Executive may resign for Good Reason due to the occurrence of any of the following without Executive’s consent: (i) material breach by the Company of any of the terms and provisions of this Agreement resulting in material harm to Executive; (ii) a material reduction of Executive’s authority, duties or responsibilities; (iii) relocation of Executive’s place of work that would increase Executive’s one-way commuting distance by more than fifty (50) miles over Executive’s commute immediately prior thereto; or (iv) a material reduction by VaxGen of Executive’s then-current base salary (except where such reduction is imposed uniformly on other senior executives of the Company). Notwithstanding the foregoing, a resignation of employment by Executive shall not constitute a resignation for Good Reason based on the conduct described above unless (A) within thirty (30) days following the occurrence of such conduct, Executive provides VaxGen’s Chief Executive Officer (or the Board in the case Executive is then serving as the Chief Executive Officer or there is no one serving as the Chief Executive Officer) with written notice specifying (x) the particulars of such conduct and (y) that Executive deems such conduct to be described in (i), (ii), (iii) or (iv) of this Section 10(c), (B) such conduct has not been cured within thirty (30) days following receipt by VaxGen’s Chief Executive Officer (or the Board in the case of Executive is then serving as the Chief Executive Officer or there is no one serving as the Chief Executive Officer) of such notice and (C) the resignation occurs within one hundred and twenty (120) days of the occurrence of such conduct. Executive’s resignation shall be effective on the date specified in the notice given hereunder, which date shall not be earlier than the earliest date permitted by the preceding sentence, nor later than the latest date permitted by the preceding sentence (unless such earlier or later resignation date is permitted by the Company).
(d) Termination for Cause.
(i) No Severance. In the event Executive’s employment is terminated at any time for Cause, Executive will be entitled to payment of all accrued salary and accrued and unused vacation, but Executive will not be entitled to the Severance Benefits, pay in lieu of notice, or any other such compensation unless required by law.

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(ii) Cause Definition. For the purposes of this Agreement, “Cause” for termination shall mean any of the following: (A) fraud or conviction (including a no contest or guilty plea) of illegal criminal acts committed by Executive; (B) Executive’s material breach of any material provision of any written agreement with the Company, including but not limited to this Agreement or the Proprietary Information Agreement; (C) Executive’s material failure to perform Executive’s job duties as determined by the Board in its reasonable judgment, and after notice of such failure has been given to Executive by the Board and Executive has had a fifteen (15) business-day period within which to cure such failure; or (D) a material violation of any material VaxGen employment policy, including but not limited to the policies set forth in VaxGen’s Employee Handbook.
(e) Voluntary or Mutual Termination. In the event Executive terminates Executive’s employment other than for Good Reason, or in the event that Executive’s employment terminates at the parties’ mutual agreement, Executive will be entitled to payment of all accrued salary and accrued and unused vacation, but Executive will not be entitled to Severance Benefits, pay in lieu of notice, or any other such compensation unless required by law.
(f) Termination Due to Death or Disability. In the event of Executive’s death, Executive’s employment will terminate on the date thereof, and Executive and Executive’s heirs or estate will be entitled to payment of all accrued salary and accrued and unused vacation, but Executive will not be entitled to Severance Benefits, pay in lieu of notice or any other such compensation unless required by law. In addition, if Executive’s employment terminates due to his disability, Executive will be entitled to payment of all accrued salary and accrued and unused vacation, but Executive will not be entitled to Severance Benefits, pay in lieu of notice or any other such compensation unless required by law.
(g) Excise Tax.
(i) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit that Executive would receive pursuant to this Agreement or otherwise from the Company (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the full Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment to Executive. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of option grants; cancellation of accelerated vesting of other equity awards; and reduction of employee benefits. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant.

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(ii) The accounting firm engaged by the Company for general audit purposes as of the day prior to the date on which the event that triggers the Payment occurs (the “Payment Event”) shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Payment Event, the Board shall have the discretion to appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
(iii) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding.
(h) Deferred Compensation. It is intended that all of the payments and benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under of Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and that this Agreement will be construed to the greatest extent possible as consistent with those provisions. If the Company (or, if applicable, the successor entity thereto) determines that any of the severance payments or benefits provided to Executive under this Agreement or otherwise (the “Severance Payments”) constitute “deferred compensation” under Code Section 409A and Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i)) of the Company or any successor entity thereto upon his separation from service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A as a result of the payment of compensation upon his “separation from service”, the timing of the Severance Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of the separation from service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Payments had not been delayed pursuant to this paragraph and (B) commence paying the balance of the Severance Payments in accordance with the applicable payment schedules set forth above. All payments hereunder are intended to constitute separate payments for purposes of Treasury Regulations Section 1.409A-2(b)(2).
(i) Board Membership. In the event Executive’s employment with VaxGen is terminated for any reason, whether at the Company’s or Executive’s request, and Executive then is a member of the Board, Executive agrees, unless otherwise requested by the Board, to resign Executive’s membership on the Board effective as of the date of the termination of Executive’s employment.

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11. General Provisions.
(a) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to conflict of laws principles that would otherwise apply the law of another jurisdiction. Any ambiguity in this Agreement shall not be construed against either party as the drafter.
(b) Complete Agreement. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement and understanding of the parties with regard to the subject matter hereof. It is entered into without reliance on any promise, warranty or representation other than those expressly contained herein, and it supersedes and replaces any and all prior or contemporaneous agreements, promises or representations between VaxGen and Executive, whether oral, written or implied, including but not limited to all previous employment agreements between the parties, whether signed or unsigned, and any amendments thereof. The terms of this Agreement and any changes in Executive’s employment terms (other than those employment terms expressly reserved to the Company’s or Board’s discretion in this Agreement), require a written amendment to the Agreement which is approved by the Board and signed by Executive and a duly authorized officer of the Company pursuant to authority expressly granted by the Board.
(c) Waiver. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.
(d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.
(e) Voluntary Agreement. Executive and VaxGen represent and warrant that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with the legal and tax advisors of such party’s choice before executing this Agreement, and each party has had a full opportunity to negotiate the terms of this Agreement prior to signing this Agreement.
(f) Headings. The headings and captions of the various paragraphs of this Agreement are placed herein for the convenience of the parties and the reader, do not constitute a substantive term or terms of this Agreement, and shall not be considered in the interpretation or application of this Agreement.

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(g) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF shall be deemed the equivalent of originals.
(h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Executive and the Company, and their respective successors, assigns, heirs, executors and administrators; except that it is agreed that Executive may not assign any of Executive’s duties hereunder; and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be unreasonably withheld.
(i) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon, as applicable, the date of personal delivery (including personal delivery by facsimile transmission), the date of delivery by express delivery service (e.g. Federal Express), or the third day after mailing by certified or registered mail, return receipt requested, to the attention of the Chairman of the Board sent to the Company’s corporate headquarters, and to Executive at Executive’s address as listed on the Company’s payroll, or as otherwise provided in writing by Executive to the Board.
(j) Alternative Dispute Resolution. To ensure rapid and economical resolution of any disputes which may arise concerning the relationship between Executive and the Company, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement and its enforcement, application, interpretation, performance, or execution, Executive’s employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear all JAMS’ arbitration fees and administrative costs. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.
(k) Right To Work. As required by law, this Agreement is subject to satisfactory proof of Executive’s right to work in the United States.

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In Witness Whereof, the parties have executed this Agreement on the dates specified below.

VaxGen, Inc.
By:	/s/ Lori Rafield
Printed Name Lori Rafield
	Title:	Member of the Board of Directors
	Date:	April 22, 2010

Accepted and agreed:

/s/ James P. Panek James P. Panek

April 22, 2010 Date
Exhibit A — Employee’s Proprietary Information and Inventions Agreement
Exhibit B — Indemnity Agreement
Exhibit C — Form of Separation Date Release

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Exhibit A
EMPLOYEE’S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
EMPLOYEE’S PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
I acknowledge that during the past period of my employment with VaxGen, Inc., a Delaware corporation, together with its subsidiaries, affiliates, successors or assigns (hereinafter collectively called the “Company”), and during my current and future employment with the Company, I had, and will continue to have, access to and obtained, and will continue to obtain and develop, proprietary information and trade secrets of the Company. In consideration of my past, current and future employment with the Company and the compensation I have received, and will receive, in connection therewith, and as previously agreed by me, I hereby enter into this Employee’s Proprietary Information and Inventions Agreement (“Agreement”), which I agree is effective retroactive to my first day of employment with the Company. I hereby agree that this Agreement applies during my entire period of employment with the Company, and as set forth below:
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Proprietary Information. The Company possesses and will continue to possess confidential and proprietary information (“Proprietary Information”) that has been created, discovered, developed, or otherwise become known to the Company (including, without limitation, information created, discovered, developed, or made known by me during the period of or arising out of my employment by the Company) and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. By way of illustration, but not limitation, such Proprietary Information includes (i) trade secrets, processes, formulas, data, know-how, inventions, improvements, discoveries, developments and designs, pre-clinical and clinical data, results, reports, experiments, assays and related media and components, formulations and procedures for producing assays and related components, and all derivatives and improvements of the foregoing (collectively, “Inventions”); (ii) biological products and biological material and information, both tangible and intangible, including, but not limited to, vaccines, antibodies, proteins, tissue samples, cell lines, nucleic acids; (iii) marketing plans, research plans, strategies, forecasts, financial data, budgets, licenses, computer databases, standard operating procedures, personnel information, and (iv) other confidential information, proprietary data or material applicable to the business of the Company or its suppliers, customers (including customer lists), affiliates or collaborators (including but not limited to Celltrion, Inc., a Korean company, and that certain joint venture established among Company, Celltrion, Inc., and others).

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Genentech’s Proprietary Information. By virtue of a License Agreement between the Company and Genentech, Inc. (“Genentech”), a Services Agreement between the Company and Genentech, and other agreement(s) that may be entered into between the Company and Genentech (collectively, the “Genentech Agreements”), the Company and its employees have been and will continue to be afforded substantial access to proprietary technology and information of Genentech (collectively, “Genentech Proprietary Information”). By way of illustration, but not limitation, Genentech Proprietary Information includes (i) trade secrets, processes, formulas, data, ideas, know-how, inventions, improvements, discoveries, developments and designs, pre-clinical and clinical data, results, reports, experiments, assays and related media and components, formulations and procedures for producing assays and related components, and all derivatives of the foregoing; (ii) biological products and biological material and information, both tangible and intangible, including, but not limited to, vaccines, antibodies, proteins, tissue samples, cell lines, nucleic acids; (iii) marketing plans, research plans, strategies, forecasts, financial data, budgets, licenses, computer databases, standard operating procedures, and (iv) other business or proprietary information or material applicable to the business of Genentech or its affiliates, suppliers, customers (including customer lists), or collaborators.

I acknowledge and agree that at all times during my employment with the Company and thereafter, as between me and Genentech: (i) all Genentech Proprietary Information shall be the sole property of Genentech and its assigns, and Genentech and its assigns shall be the sole owner of all patents and other rights in connection therewith; (ii) I do not have and shall not acquire any rights in any Genentech Proprietary Information; and (iii) I shall hold in strictest confidence and will not disclose or use Genentech Proprietary Information unless authorized to do so by an officer of the Company in writing. I understand and acknowledge that Genentech is affording the Company and its employees substantial access to Genentech Proprietary Information in connection with the Genentech Agreements in reliance on the provisions set forth herein, and that breach of such provisions could result in immediate material, irreparable harm to Genentech. As such, I acknowledge and agree that Genentech is a third party beneficiary of this Agreement with the right to directly enforce its rights hereunder, including without limitation, the rights granted to Company under Paragraph 6.

3.
Obligations to Prior Employers or Other Parties. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment for the Company and I have not entered into, nor will I enter into, any agreement (written or oral) in conflict herewith. I will not bring with me to the Company or use in the performance of my responsibilities to the Company materials, information or documents of any third party (including but not limited to former employers) unless I have obtained written authorization from such party for their possession and use and have provided Company with written copies of such authorizations concurrent to entering into this Agreement.

4.
No Unauthorized Use or Disclosure. I agree and acknowledge that at all times during my employment with the Company, and thereafter: (i) all Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith, subject to the terms of the Genentech Agreements; (ii) I do not have and shall not acquire any rights in any Proprietary Information; and (ii) I shall hold in strictest confidence and will not disclose or use any Proprietary Information unless and solely to the extent authorized to do so in writing by an officer of the Company. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with Company’s agreement with such third party.

5.
Works for Hire. Original works of authorship made by me (alone or with others) within the scope of my employment and which are protected by copyright are “works made for hire,” pursuant to United States Copyright Act Section 101. I acknowledge and agree that this Paragraph applies only to works made within the scope of my employment with the Company, not to works made within the scope of any independent contractor relationship with the Company.

6.
Assignment. Subject to Paragraph 7 below, I agree that, as between me and the Company, all Inventions and all trade secrets, patent, copyright and intellectual property rights worldwide (“Proprietary Rights”) shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection herewith. I hereby assign to the Company all right, title, and interest I may have or acquire in and to all Inventions and Proprietary Rights which are made or conceived or reduced to practice by me (either alone or with others) during my employment with the Company. I further agree as to all Inventions and Proprietary Rights that I will assist the Company and Genentech in every proper way (but at the Company’s expense) to obtain and from time to time enforce Proprietary Rights with respect to said Inventions in any and all countries. To that end I will execute all necessary documents (including assignment of such Proprietary Rights to the Company) and perform such acts as the Company or Genentech may desire in association with such Proprietary Rights. My obligations to assist the Company and Genentech with respect to such Proprietary Rights shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s or Genentech’s request on such assistance. I also agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

If the Company, for any reason, is unable to secure my signature on any document needed in connection with the preceding paragraph, I hereby irrevocably designate and appoint the Company and its officers as my agent and attorney in fact to act on my behalf to execute such documents and to take all other lawfully permitted acts to accomplish the purposes of the preceding paragraph.

7.
Labor Code Section 2870. I understand that the Company’s right with regard to certain things invented or co-invented by me are subject to Sections 2870 of the California Labor Code, under which I have no obligation to assign rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, and (a) which does not relate (1) to the business of the Company or (2) to the Company’s actual or demonstrably anticipated research of development, or (b) which does not result from any work performed by me for the Company.

8.
Keeping Company Informed. While I am employed by the Company, and for a period of six months after the termination of my employment with the Company, I will promptly disclose to the Company, or any persons designated by it, all Inventions made or conceived or reduced to practice or learned by me, either alone or jointly with others. In connection with such disclosures, I will advise the Company in writing of any Inventions that I believe are governed by Section 2870 of the California Labor Code, and will provide all evidence necessary to support this belief. Furthermore, I will promptly disclose to the Company all patent applications filed by me or on my behalf for the twelve-month period following the termination of my employment with the Company.

9.
Record Keeping. During the term of my employment with Company I will maintain and provide to the Company adequate and current original written records of all Inventions and original works of authorship developed or made by me (solely or jointly with others) during the term of this Agreement, which such records will be and remain the sole property of Company and its assigns, and will be in the form of notes, sketches, drawings and other formats that may be specified by Company. Such record keeping will be complete, current, accurate, organized and legible, and will be performed in a manner acceptable for the collection of data for submission to, or review by, the FDA.

10.
Prior Inventions. As a matter of record I attach hereto as Exhibit A a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made, conceived or reduced to practice by me alone or jointly with others prior to my employment by the Company which I desire to remove from the operation of this Agreement; and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such inventions or improvements at the time of signing this Agreement. Company will not, by virtue of such listing, obtain any right, title or interest to the inventions listed on Exhibit A. In the event that I incorporate any such inventions into any work developed by or on behalf of Company, Company is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide, transferable and sublicensable license to make, have made, modify, use and sell such inventions as part of or in connection with such work. Nothing in Paragraph will limit Company’s right to develop information, inventions and products within the areas and type of such inventions listed on Exhibit A.

11.
No Conflicting Obligations; No Solicitation. I agree that during the period of my employment by the Company, I will not, without the Company’s express written consent, engage in any employment or activity other than for the Company in any business in which the Company is now or may hereafter become engaged. I agree that, during the period of my employment and for a period of one year following termination of my employment with Company for any reason, I will not directly or indirectly (a) solicit or in any manner encourage employees or consultants of Company to end their relationships with Company; or (b) other than on behalf of Company, solicit the business of any customer, business affiliate or collaborator of Company with whom I became acquainted during the course of my employment.

12.
Return of Company Property. Upon demand by the Company or in any event upon any termination of my employment by me or by the Company, I will deliver to the Company all documents and data of any nature (and all copies thereof) pertaining to my work with the Company, including without limitation Proprietary Information, Genentech Proprietary Information, and Inventions, and I will not take with me any such materials. In addition, I agree that all Company physical property, including but not limited to, computers, disks or other storage media, desks, work areas, and filing cabinets is and will remain the property of the Company and is subject to inspection by the Company, with or without notice, at any time.

13.	Successors and Assigns. This Agreement shall be binding upon my heirs, executors, assigns, administrators and me and shall inure to the benefit of the Company, its successors and assigns.
14.	Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any other successor or assignee.
15.
Employment. I acknowledge that nothing in this Agreement confers any employment right that alters my status as an “at-will” employee and that I, or the Company, may terminate my employment at any time, for any reason, with or without cause and with or without notice. In the event that I leave the employment of Company, I agree that Company may contact my new employer to notify it of my obligations under this Agreement.

16.
Entire Agreement; No Waiver. This Agreement, together with my employment agreement with the Company, contains the final and exclusive agreement between Company and me with respect to the subject matter contained herein and supersedes all prior and contemporaneous discussions or agreements (whether oral, written, or in any other format). This Agreement may not be modified except in a writing signed by both parties. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party to be charged.

17.
Remedies. Any breach of Employee’s confidentiality obligations to Company, or any unauthorized use or disclosure by a party of the other party’s proprietary information or inventions (and, in the case of Company, any proprietary information or inventions of its affiliates, customers, or collaborators) outside the scope of this Agreement will result in immediate and irreparable harm to the other party, for which there will be no adequate remedy at law, and therefore in such event, the other party will be entitled to injunctive relief and specific performance in addition to all other legal relief available to it. In the event of a dispute or claim in connection with this Agreement, the prevailing party will be entitled to its reasonable attorneys fees and costs.

18.
Severability. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, then that provision will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect.

19.	Governing Law. This Agreement will be governed and interpreted under the laws of the state of California, without regard to its conflict of law rules or principles.

BY:	/s/ James P. Panek
James P. Panek

DATED: 28 January 2009

Exhibit A
Prior Inventions
The following is a complete list of all inventions or improvements relevant to my employment with VaxGen, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
None.
I understand that by leaving this Exhibit blank or not filling it out that I am attesting that there are no such prior inventions.

Exhibit B
INDEMNITY AGREEMENT
This Indemnity Agreement (this “Agreement”) dated as of January 31, 2007, is made by and between VaxGen, Inc., a Delaware corporation (the “Company”), and James P. Panek (“Indemnitee”).
Recitals
A. The Company desires to attract and retain the services of highly qualified individuals as directors, officers, employees and agents.
B. The Company’s bylaws (the “Bylaws”) require that the Company indemnify its directors, and empowers the Company to indemnify its officers, employees and agents, as authorized by the Delaware General Corporation Law, as amended (the “Code”), under which the Company is organized and such Bylaws expressly provide that the indemnification provided therein is not exclusive and contemplates that the Company may enter into separate agreements with its directors, officers and other persons to set forth specific indemnification provisions.
C. Indemnitee does not regard the protection currently provided by applicable law, the Company’s governing documents and available insurance as adequate under the present circumstances, and the Company has determined that Indemnitee and other directors, officers, employees and agents of the Company may not be willing to serve or continue to serve in such capacities without additional protection.
D. The Company desires and has requested Indemnitee to serve or continue to serve as a director, officer, employee or agent of the Company, as the case may be, and has proferred this Agreement to Indemnitee as an additional inducement to serve in such capacity.
E. Indemnitee is willing to serve, or to continue to serve, as a director, officer, employee or agent of the Company, as the case may be, if Indemnitee is furnished the indemnity provided for herein by the Company.
Agreement
Now Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Definitions.
(a) Agent. For purposes of this Agreement, the term “agent” of the Company means any person who: (i) is or was a director, officer, employee or other fiduciary of the Company or a subsidiary of the Company; or (ii) is or was serving at the request or for the convenience of, or representing the interests of, the Company or a subsidiary of the Company, as a director, officer, employee or other fiduciary of a foreign or domestic corporation, partnership, joint venture, trust or other enterprise.

(b) Expenses. For purposes of this Agreement, the term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’, witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature), actually and reasonably incurred by Indemnitee in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, the Code or otherwise, and amounts paid in settlement by or on behalf of Indemnitee, but shall not include any judgments, fines or penalties actually levied against Indemnitee for such individual’s violations of law. The term “expenses” shall also include reasonable compensation for time spent by Indemnitee for which he is not compensated by the Company or any subsidiary or third party (i) for any period during which Indemnitee is not an agent, in the employment of, or providing services for compensation to, the Company or any subsidiary; and (ii) if the rate of compensation and estimated time involved is approved by the directors of the Company who are not parties to any action with respect to which expenses are incurred, for Indemnitee while an agent of, employed by, or providing services for compensation to, the Company or any subsidiary.
(c) Proceedings. For purposes of this Agreement, the term “proceeding” shall be broadly construed and shall include, without limitation, any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and whether formal or informal in any case, in which Indemnitee was, is or will be involved as a party or otherwise by reason of: (i) the fact that Indemnitee is or was a director or officer of the Company; (ii) the fact that any action taken by Indemnitee or of any action on Indemnitee’s part while acting as director, officer, employee or agent of the Company; or (iii) the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses may be provided under this Agreement.
(d) Subsidiary. For purposes of this Agreement, the term “subsidiary” means any corporation or limited liability company of which more than 50% of the outstanding voting securities or equity interests are owned, directly or indirectly, by the Company and one or more of its subsidiaries, and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary.
(e) Independent Counsel. For purposes of this Agreement, the term “independent counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “independent counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

2. Agreement to Serve. Indemnitee will serve, or continue to serve, as a director, officer, employee or agent of the Company or any subsidiary, as the case may be, faithfully and to the best of his or her ability, at the will of such corporation (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of such corporation, so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the bylaws or other applicable charter documents of such corporation, or until such time as Indemnitee tenders his or her resignation in writing; provided, however, that nothing contained in this Agreement is intended as an employment agreement between Indemnitee and the Company or any of its subsidiaries or to create any right to continued employment of Indemnitee with the Company or any of its subsidiaries in any capacity.
The Company acknowledges that it has entered into this Agreement and assumes the obligations imposed on it hereby, in addition to and separate from its obligations to Indemnitee under the Bylaws, to induce Indemnitee to serve, or continue to serve, as a director, officer, employee or agent of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director, officer, employee or agent of the Company.
3. Indemnification.
(a) Indemnification in Third Party Proceedings. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the Code, as the same may be amended from time to time (but, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the Code permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding, for any and all expenses, actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such proceeding.
(b) Indemnification in Derivative Actions and Direct Actions by the Company. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the Code, as the same may be amended from time to time (but, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the Code permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding by or in the right of the Company to procure a judgment in its favor, against any and all expenses actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement, or appeal of such proceedings.
4. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, including the dismissal of any action without prejudice, the Company shall indemnify Indemnitee against all expenses actually and reasonably incurred in connection with the investigation, defense or appeal of such proceeding.

5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses actually and reasonably incurred by Indemnitee in the investigation, defense, settlement or appeal of a proceeding, but is precluded by applicable law or the specific terms of this Agreement to indemnification for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
6. Advancement of Expenses. To the extent not prohibited by law, the Company shall advance the expenses incurred by Indemnitee in connection with any proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Indemnitee in connection with such expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) and upon request of the Company, an undertaking to repay the advancement of expenses if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. Advances shall be unsecured, interest free and without regard to Indemnitee’s ability to repay the expenses. Advances shall include any and all expenses actually and reasonably incurred by Indemnitee pursuing an action to enforce Indemnitee’s right to indemnification under this Agreement, or otherwise and this right of advancement, including expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Indemnitee acknowledges that the execution and delivery of this Agreement shall constitute an undertaking providing that Indemnitee shall, to the fullest extent required by law, repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. The right to advances under this Section shall continue until final disposition of any proceeding, including any appeal therein. This Section 6 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 10(b).
7. Notice and Other Indemnification Procedures.
(a) Notification of Proceeding. Indemnitee will notify the Company in writing promptly upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any proceeding or matter which may be subject to indemnification or advancement of expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise.
(b) Request for Indemnification and Indemnification Payments. Indemnitee shall notify the Company promptly in writing upon receiving notice of nay demand, judgment or other requirement for payment that Indemnitee reasonably believes to the subject to indemnification under the terms of this Agreement, and shall request payment thereof by the Company. Indemnification payments requested by Indemnitee under Section 3 hereof shall be made by the Company no later than sixty (60) days after receipt of the written request of Indemnitee. Claims for advancement of expenses shall be made under the provisions of Section 6 herein.

(c) Application for Enforcement. In the event the Company fails to make timely payments as set forth in Sections 6 or 7(b) above, Indemnitee shall have the right to apply to any court of competent jurisdiction for the purpose of enforcing Indemnitee’s right to indemnification or advancement of expenses pursuant to this Agreement. In such an enforcement hearing or proceeding, the burden of proof shall be on the Company to prove by that indemnification or advancement of expenses to Indemnitee is not required under this Agreement or permitted by applicable law. Any determination by the Company (including its Board of Directors, stockholders or independent counsel) that Indemnitee is not entitled to indemnification hereunder, shall not be a defense by the Company to the action nor create any presumption that Indemnitee is not entitled to indemnification or advancement of expenses hereunder.
(d) Indemnification of Certain Expenses. The Company shall indemnify Indemnitee against all expenses incurred in connection with any hearing or proceeding under this Section 7 unless the Company prevails in such hearing or proceeding on the merits in all material respects.
8. Assumption of Defense. In the event the Company shall be requested by Indemnitee to pay the expenses of any proceeding, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, or to participate to the extent permissible in such proceeding, with counsel reasonably acceptable to Indemnitee. Upon assumption of the defense by the Company and the retention of such counsel by the Company, the Company shall not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that Indemnitee shall have the right to employ separate counsel in such proceeding at Indemnitee’s sole cost and expense. Notwithstanding the foregoing, if Indemnitee’s counsel delivers a written notice to the Company stating that such counsel has reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or the Company shall not, in fact, have employed counsel or otherwise actively pursued the defense of such proceeding within a reasonable time, then in any such event the fees and expenses of Indemnitee’s counsel to defend such proceeding shall be subject to the indemnification and advancement of expenses provisions of this Agreement.
9. Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company or of any subsidiary (“D&O Insurance”), Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

10. Exceptions.
(a) Certain Matters. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of any proceeding with respect to (i) remuneration paid to Indemnitee if it is determined by final judgment or other final adjudication that such remuneration was in violation of law (and, in this respect, both the Company and Indemnitee have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication, as indicated in Section 10(d) below); (ii) a final judgment rendered against Indemnitee for an accounting, disgorgement or repayment of profits made from the purchase or sale by Indemnitee of securities of the Company against Indemnitee pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) a final judgment or other final adjudication that Indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination); or (iv) on account of conduct that is established by a final judgment as constituting a breach of Indemnitee’s duty of loyalty to the Company or resulting in any personal profit or advantage to which Indemnitee is not legally entitled. For purposes of the foregoing sentence, a final judgment or other adjudication may be reached in either the underlying proceeding or action in connection with which indemnification is sought or a separate proceeding or action to establish rights and liabilities under this Agreement.
(b) Claims Initiated by Indemnitee. Any provision herein to the contrary notwithstanding, the Company shall not be obligated to indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought by Indemnitee against the Company or its directors, officers, employees or other agents and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or under any other agreement, provision in the Bylaws or Certificate of Incorporation or applicable law, or (ii) with respect to any other proceeding initiated by Indemnitee that is either approved by the Board of Directors or Indemnitee’s participation is required by applicable law. However, indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors determines it to be appropriate.
(c) Unauthorized Settlements. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee under this Agreement for any amounts paid in settlement of a proceeding effected without the Company’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent to any proposed settlement; provided, however, that the Company may in any event decline to consent to (or to otherwise admit or agree to any liability for indemnification hereunder in respect of) any proposed settlement if the Company is also a party in such proceeding and determines in good faith that such settlement is not in the best interests of the Company and its stockholders.

(d) Securities Act Liabilities. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee or otherwise act in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Act”), or in any registration statement filed with the SEC under the Act. Indemnitee acknowledges that paragraph (h) of Item 512 of Regulation S-K currently generally requires the Company to undertake in connection with any registration statement filed under the Act to submit the issue of the enforceability of Indemnitee’s rights under this Agreement in connection with any liability under the Act on public policy grounds to a court of appropriate jurisdiction and to be governed by any final adjudication of such issue. Indemnitee specifically agrees that any such undertaking shall supersede the provisions of this Agreement and to be bound by any such undertaking.
11. Nonexclusivity and Survival of Rights. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may at any time be entitled under any provision of applicable law, the Company’s Certificate of Incorporation, Bylaws or other agreements, both as to action in Indemnitee’s official capacity and Indemnitee’s action as an agent of the Company, in any court in which a proceeding is brought, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors, administrators and assigns of Indemnitee. The obligations and duties of the Company to Indemnitee under this Agreement shall be binding on the Company and its successors and assigns until terminated in accordance with its terms. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her corporate status prior to such amendment, alteration or repeal. To the extent that a change in the Code, whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Company’s Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, by Indemnitee shall not prevent the concurrent assertion or employment of any other right or remedy by Indemnitee.
12. Term. This Agreement shall continue until and terminate upon the later of: (a) five (5) years after the date that Indemnitee shall have ceased to serve as a director or and/or officer, employee or agent of the Company; or (b) one (1) year after the final termination of any proceeding, including any appeal then pending, in respect to which Indemnitee was granted rights of indemnification or advancement of expenses hereunder.

No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against an Indemnitee or an Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five-year period; provided, however, that if any shorter period of limitations is otherwise applicable to such cause of action, such shorter period shall govern.
13. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who, at the request and expense of the Company, shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
14. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law.
15. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.
16. Amendment and Waiver. No supplement, modification, amendment, or cancellation of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
17. Notice. Except as otherwise provided herein, any notice or demand which, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and, if by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if by overnight delivery, courier or personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified at the addresses set forth on the signature page of this Agreement (or such other address(es) as a party may designate for itself by like notice). If to the Company, notices and demands shall be delivered to the attention of the Secretary of the Company.

18. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of California, as applied to contracts between California residents entered into and to be performed entirely within California.
19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.
20. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.
21. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement is a supplement to and in furtherance of the Company’s Certificate of Incorporation, Bylaws, the Code and any other applicable law, and shall not be deemed a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.

In Witness Whereof, the parties hereto have entered into this Agreement effective as of the date first above written.

VaxGen, Inc.
By:	/s/ Matthew J. Pfeffer
	Name:	Matthew J. Pfeffer
	Title:	SVP, CFO & Secretary

INDEMNITEE
/s/ James P. Panek
Signature of Indemnitee

James P. Panek
Print or Type Name of Indemnitee

Exhibit C
FORM OF SEPARATION DATE RELEASE
In consideration for the Severance Benefits and other consideration provided to me by VaxGen, Inc. (the “Company”), and as required by the Amended and Restated Executive Employment Agreement between the Company and me effective as of February 1, 2009 (the “Agreement”), I hereby give the following Separation Date Release (the “Separation Date Release”).
I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or contemporaneous with my signing of this Separation Date Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including, but not limited to, claims based on or arising from the Agreement; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act (“FMLA”), the California Family Rights Act (“CFRA”), and the California Fair Employment and Housing Act (as amended).
Notwithstanding the foregoing, I am not releasing the Company from the following (the “Excluded Claims”): (1) any obligation it may otherwise have to indemnify me for my acts within the course and scope of my employment with the Company, pursuant to the articles and bylaws of the Company, the Indemnity Agreement, or applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Separation Date Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or another government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in this Separation Date Release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Separation Date Release; (2) I should consult with an attorney prior to signing this Separation Date Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Separation Date Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Separation Date Release to revoke it by providing written notice of revocation to the Chairman of the Company’s Board of Directors; and (5) this Separation Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it (the “Effective Date”).
I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, CFRA, or otherwise, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

By:
James P. Panek

Date: